EXHIBIT 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
DAVE & BUSTER’S, INC.
     FIRST: The name of the Corporation is Dave & Buster’s, Inc. (hereinafter the “Corporation”).
     SECOND: The address of the registered office of the Corporation in the State of Missouri is 300-B East High Street, Jefferson City, Missouri 65101. The name of its registered agent at that address is Capitol Corporate Services, Inc.
     THIRD: The purpose of the Corporation is to own, operate and develop restaurant and/or entertainment facilities and to engage in any other lawful act or activity for which a corporation may be organized under The General and Business Corporation Law of the State of Missouri as set forth in Chapter 351 of the Missouri Revised Statutes (the “GBCL”).
     FOURTH. The duration of the Corporation is perpetual.
     FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of $.01.
     SIXTH: The name and place of residence of the incorporator is:

Name	Address
Stephanie Morrison	549 N. Van Buren
Kirkwood, Missouri 63122
     SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:
(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
(2) The directors shall have concurrent power with the shareholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.
(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(4) No director shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 351.345 of the GBCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SEVENTH by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
(5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GBCL, these Articles of Incorporation, and any By-Laws adopted by the shareholders; provided, however, that no By-Laws hereafter adopted by the shareholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.
(6) Shareholders shall have the power and authority to act by written consent in lieu of meeting. Any such actions by written consent shall be taken pursuant to the procedures set forth in the By-Laws.
     EIGHTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.
     The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article EIGHTH to directors and officers of the Corporation.
     The rights to indemnification and to the advance of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under these Articles of Incorporation, the By-Laws of the

Corporation, any statute, agreement, vote of shareholders or disinterested directors or otherwise.
     Any repeal or modification of this Article EIGHTH by the shareholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
     NINTH: Meetings of shareholders may be held within or without the State of Missouri, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GBCL) outside the State of Missouri at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.
     TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

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